Exhibit 10.3

EXECUTION VERSION

ODYSSEY MARINE ENTERPRISES, LTD.

SECOND AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

August 10, 2017

Subject to the terms and conditions of this Second Amended and Restated Convertible Promissory Note, dated as of March 18, 2016, as amended and restated as of October 1, 2016 and as further amended and restated as of the date hereof (this “Note”), for good and valuable consideration received, Odyssey Marine Enterprises, Ltd., a Bahamas company (the “Company”), whose address is Lyford Financial Centre, Lyford Cay, P.O. Box N-7776, Nassau, Bahamas, promises to pay to Epsilon Acquisitions LLC (the “Lender”), the principal amount of one million dollars ($1,000,000), or so much thereof as shall have been advanced to the Company by the Lender and be outstanding hereunder, together with interest accrued on the unpaid principal amount outstanding under this Note from time to time from the date hereof until paid in full at the rate of ten percent (10%) per annum (the “Interest Rate”), payable on the terms set forth in Section 2 herein.

The obligations of the Company under this Note are secured by (a) that certain Second Amended and Restated Pledge Agreement, dated as of the date hereof, between the Company, the Lender and Minosa (as amended or restated from time to time, the “Second A&R OME Pledge Agreement”), and (b) that certain Second Amended and Restated Pledge Agreement, dated as of the date hereof, between Marine Exploration Holdings, LLC, a Nevada limited liability company (“MEH”), Guarantor (as defined below), the Lender and Minosa (as amended or restated from time to time, the “Second A&R MEH-Parent Pledge Agreement,” and together with the OME Pledge Agreement, the “Pledge Agreements”). Odyssey Marine Exploration, Inc., a Nevada corporation (the “Guarantor”) shall be a party to this Note for the purposes of Section 8 hereof.

Pursuant to that certain Amended and Restated Convertible Promissory Note, dated as of March 18, 2016 and amended and restated as of October 1, 2016 (the “A&R Note”), by and among the Company, the Lender and the Guarantor, in the principal amount of $6,000,000, the Lender has (i) advanced $6,000,000 to the Company prior to the date hereof and (ii) converted the Tranche 1 loan into shares of Common Stock in accordance with the terms thereof. Pursuant to (x) a Partial Assignment and Assumption Agreement, dated as of November 10, 2016, by and between the Lender and Minosa (the “November Assignment Agreement”) and (y) a Partial Assignment and Assumption Agreement, dated as of December 15, 2016, by and between the Lender and Minosa (the “December Assignment Agreement” and together with the November Assignment, the “Assignment Agreements”), Minosa funded $2,000,000 (the “Minosa Assignment Amount”) to the Lender for the purposes of the Lender funding loans to the Company and the Lender assigned its rights under the A&R Note and related Loan Documents with respect to the Minosa Assignment Amount to Minosa.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note agrees:

1. Certain Definitions. Unless the context otherwise requires, as used in this Note, the following terms will have the following meanings:

(a) “A&R Purchase Agreement” means the Amended and Restated Note Purchase Agreement, dated as of March 18, 2016 and as amended and restated as of October 1, 2016, by and among the Lender, the Company and the Guarantor.

(b) “Adjusted Principal Balance” means the entire outstanding principal balance under this Note at the time in question plus accrued interest and fees.

(c) “Bankruptcy Code” means the United States Federal Bankruptcy Code of 1978, as amended or supplemented (as now or hereafter in effect).

(d) “Business Day” means any day except (a) a Saturday or Sunday or (b) a day on which the New York Stock Exchange or the NASDAQ Stock Market is closed for trading.

(e) “Change in Control” means the earlier of the entry into a definitive agreement providing for, or the effective date of: (i) a sale, lease, transfer or other disposition in one or a series of related transactions of any of the Company’s equity interests in Oceanica, (ii) MEH ceasing to own beneficially and of record 100% of the equity interests in the Company, (iii) Guarantor ceasing to own beneficially and of record 100% of the equity interests in MEH, or (iv) any Person or group (other than Lender, Minosa and their respective affiliates) becoming the holder of in excess of 20% of the voting stock or outstanding equity interests of Guarantor.

(f) “Common Stock” means the Guarantor’s common stock, par value $0.0001 per share.

(g) “Conversion Price” means a conversion price equal to $3.54 per share (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions).

(h) “Debt” means as to any person, without duplication (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases, trade liabilities and other liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under capitalized leases, (c) all obligations of such person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such person, (d) all liabilities secured by any lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof, (e) all guarantee obligations of such person, (f) all obligation of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person and (g) interest rate swap transaction, basis swap transaction, forward rate swap transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such person.

(i) “Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar laws from time to time in effect affecting the rights of creditors generally.

(j) “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(k) “Event of Default” shall have the meaning set forth in Section 3 hereof.

(l) “Existing Loan” means that certain loan made to the Company by Minosa in separate advances in the aggregate amount of $14,750,000, as evidenced by a Promissory Note dated as of March 11, 2015, by and among the Company, Minosa and the Guarantor.

(m) “Financing” means a transaction or series of transactions pursuant to which the Company, Guarantor or any of the Subsidiaries of either, as applicable, issues or sells any (i) debt securities or other debt instruments of the Company, Guarantor or any of the Subsidiaries of either; (ii) equity securities of the Company, Guarantor or any of the Subsidiaries of either; (iii) debt instruments which have the right to convert into any class of capital stock of the Company, Guarantor or any of the Subsidiaries of either; or (iv) other convertible securities that have the right to convert into any class of capital stock of the Company, Guarantor or any of the Subsidiaries of either.

(n) “GAAP” means, collectively the (a) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable and (b) such other accounting methods consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Company.

(o) “Governmental Agency” means any: (x) multinational, United States, non-United States, federal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (y) subdivision, agent, commission, board or authority of any of the foregoing; or (z) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

(p) “Holder” when the context refers to a holder of this Note, will mean any person who at the time in question is the registered holder of this Note.

(q) “Law” means: (i) laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, codes, treaties, decrees, judgments, awards or requirements, in each case of any Governmental Agency, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Agency; and (ii) all policies, notices, guidelines, protocols or directions of any Governmental Agency which are binding on the Person referred to in the context in which it is used.

(r) “Loan Documents” means the Notes, the Pledge Agreements, the Note Purchase Agreements and all other documents, agreements and instruments delivered in connection therewith.

(s) “Loans” means, collectively, any Tranche of loan made pursuant to this Note.

(t) “Material Adverse Effect” means a material adverse effect on (a) the business, prospects, condition (financial or otherwise), affairs, properties, assets or liabilities of (i) the Company alone or (ii) the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Note or any of the other Loan Documents.

(u) “Maturity Date” shall have the meaning set forth in Section 2(a).

(v) “Minosa” means Minera del Norte S.A. de C.V.

(w) “Note Purchase Agreements” means the A&R Purchase Agreement and the Note Purchase Agreement, dated as of the date hereof, by and among Minosa, the Company and the Guarantor.

(x) “Notes” means this Note and the Convertible Promissory Note, dated as of the date hereof, by and among the Company, Minosa and the Guarantor.

(y) “Obligations” means, collectively, (a) all present and future liabilities and other obligations of the Company to Lender under the Loan Documents, whether those obligations are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, due or to become due, created directly or acquired by assignment or otherwise, and (b) all present and future costs, attorneys’ fees, and expenses reasonably incurred by Lender and relating to the Company’s payment of any of the Obligations, including, without limitation (to the extent lawful), all present and future amounts that would become due but for the operation of §§502 or 506 or any other provision of Title 11 of the United States Code and all present and future accrued and unpaid interest, including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under Debtor Relief Laws to which the Company becomes subject.

(z) “Oceanica” means Oceanica Resources S. de R.L., a Panamanian limitada.

(aa) “Order” means any judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Agency.

(bb) “Original Note” means that certain Convertible Promissory Note dated as of March 18, 2016, by and among the Company, the Lender, and the Guarantor.

(cc) “Permitted Encumbrance” means (a) any Encumbrance securing the Existing Loan, (b) any Encumbrance arising under this Note or the other Loan Documents; and (iii) liens for Taxes not yet delinquent.

(dd) “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust or other organization, whether or not a legal entity, and any Governmental Agency.

(ee) “Securities Act” means the Securities Act of 1933, as amended.

(ff) “Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of March 11, 2015, by and among Guarantor, Lender and Minosa, as amended from time to time.

(gg) “Subsidiaries” means, with respect to any Person (the “parent”), at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such statements were prepared in accordance with GAAP and including, without limitation, each Person as to which the parent owns more than 50% of the equity interests or otherwise controls.

(hh) “Tranche 1” means the loan made to the Company by the Lender in separate advances in the aggregate amount of $3,000,000, as evidenced by the Original Note.

(ii) “Tranche” means a separate extension of the Loan under the Terms of the A&R Purchase Agreement.

2. Maturity, Payment of Interest and Prepayment.

(a) Unless otherwise converted as provided herein, the Adjusted Principal Balance will be due and payable in full on upon written demand by the Lender; provided that the Lender shall not make such written demand prior to the earlier of (i) the occurrence of an Event of Default, or (ii) a date, which may be no earlier than December 31, 2017 (the “Maturity Date”) that is at least 60 days subsequent to written notice that Lender intends to demand payment.

(b) If the Stock Purchase Agreement is terminated for any reason, then from and after the date of such termination each of the Company and Guarantor, as applicable, shall, and shall cause their respective Subsidiaries to, use any and all proceeds from a Financing to repay the outstanding Adjusted Principal Balance of this Note.

(c) The unpaid principal balance of this Note at any time shall be the aggregate amount of all Loans made by Lender to the Company from time to time less the total amount of principal payments made hereon by the Company. The date and amount of each such Loan and each payment on account of principal thereof may be endorsed by Lender on the grid attached to and made a part of this Note, and when so endorsed shall represent evidence thereof binding upon the Company in the absence of manifest error. Any failure by Lender to so endorse shall in no way mitigate or discharge the obligation of the Company to repay any Loans actually made.

(d) The outstanding principal balance of this Note shall bear interest (computed on the basis of a 365/366 day year) at the Interest Rate stated above from the date hereof until the payment in full of the Adjusted Principal Balance. From and after the earlier of the Maturity Date and the occurrence of an Event of Default, all obligations due and payable hereunder (whether interest, principal or otherwise) shall bear interest at a rate per annum equal to the Interest Rate plus 2% per annum, payable on demand and compounding monthly.

(e) Interest shall be payable in arrears to the Lender on the Maturity Date.

(f) The Company may prepay this Note in whole or in part at any time so long as the Company provides written notice to the Lender of such prepayment at least 10 days prior to the proposed prepayment date. For the avoidance of doubt, Holder may exercise its right to voluntarily convert this Note pursuant to Section 3 subsequent to the receipt of the notice of prepayment.

3. Voluntary Conversion; Limitations on Conversion. Each Tranche outstanding under this Note and any amounts due hereunder with respect to such Tranche (and to the extent not directly related to a Tranche, allocated based on the outstanding principal amount of each Tranche) shall be convertible at the election of the Holder: (a) upon a merger consolidation, third party tender offer or similar transaction relating to the Guarantor or (b) at any time or from time to time, upon seventy-five (75) days’ notice to the Company, in each case, into shares of Common Stock at a conversion price equal to the Conversion Price. In addition to the foregoing, upon the occurrence and during the continuance of an Event of Default, this Note and any amounts due hereunder shall be convertible at the election of the Holder, into shares of Common Stock at a conversion price equal to one-half of the Conversion Price.

4. Mechanics and Effect of Conversion. No fractional shares of the Guarantor Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to Section 3, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a notice of issuance for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including, without limitation, the obligation to pay such portion of the principal amount and accrued interest.

5. Events of Default. If there shall be any Event of Default (as defined below), this Note shall accelerate and the Adjusted Principal Balance, (x) in the case of clauses (d), (f), (g), (h), (k) and (m), shall become immediately due and payable, and (y) in all other cases, upon written notice from Holder shall become immediately due and payable. It shall be an “Event of Default” under this Note if:

(a) the Company fails to pay any amount payable hereunder on the date due and payable;

(b) the Company or Guarantor shall fail to perform or observe any term, covenant or agreement herein contained, or shall fail to perform or observe any other covenant contained herein or in any other Loan Document and such failure shall not be remedied within five (5) Business Days after written notice is sent to the Company;

(c) an event of default or material breach by the Company, Guarantor or any of their affiliates under any of the other Loan Documents shall have occurred and all grace periods, if any, applicable thereto shall have expired;

(d) the Stock Purchase Agreement shall have been terminated.

(e) any representation, warranty, statement, certificate, schedule or report made herein or in any other Loan Document by or on behalf of the Company or any of its Subsidiaries or furnished by or on behalf of the Company or any of its Subsidiaries hereunder or thereunder shall prove to have been false or misleading in any material respect as of the time made or deemed to have been made or furnished and if capable of being remedied, the same shall not be remedied within five (5) Business Days after written notice is sent to the Company, or, if earlier, the date an officer of the Company obtains actual knowledge thereof;

(f) there shall have occurred the dissolution, termination of existence of, or the insolvency of, or the making of an assignment or trust mortgage for the benefit of creditors by, the Company or any of its Subsidiaries;

(g) the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) take any action or commence any case or proceeding under any Debtor Relief Law, (v) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or other Debtor Relief Law, (vi) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(h) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any Debtor Relief Law, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under such Debtor Relief Law, against the Company or any of its Subsidiaries or action under the laws of the jurisdiction of incorporation or organization of the Company or any of its Subsidiaries, similar to any of the foregoing shall be taken with respect to the Company or any of its Subsidiaries;

(i) an entry of judgment or award against the Company or any of its Subsidiaries shall be made (i) which exceeds $100,000 in the aggregate outstanding at any time, (ii) which has been in force more than sixty (60) days (or, if the applicable appeal period is shorter, for such shorter period) or on which execution has been levied, (iii) in respect of which the Company or such Subsidiary shall not at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which no stay of execution shall have been obtained pending such appeal or review, and (iv) the judgment or award shall have arisen out of liabilities not fully covered by insurance unless the insurer shall have acknowledged in writing that full coverage (subject to any deductibles applicable thereto) exists with respect to such judgment or award;

(j) the Company or any of its Subsidiaries is enjoined, restrained, or in any way prevented from conducting all or any material part of its business affairs;

(k) a Change in Control shall occur;

(l) there shall be instituted in any court criminal proceedings against the Company, any of its Subsidiaries or any officer, director, manager or principal thereof, or the Company, any of its Subsidiaries or any officer, director, manager or principal thereof shall be indicted for any crime, in either case for which a forfeiture of a material portion of the Company’s or any Subsidiary’s property is a potential penalty or if adversely determined would reasonably be expected to have a Material Adverse Effect; or

(m) (i) there shall exist an event of default under any other agreement relating to Debt of the Company or any of its Subsidiaries where the outstanding principal amount of such Debt is greater than $100,000, and all grace periods, if any, applicable thereto shall have expired; (ii) the maturity of any such Debt shall have been accelerated; (iii) without the prior, written approval of Holder, the Company shall have made any payment with respect to any such Debt (other than the Existing Loan) more than five (5) Business Days in advance of its scheduled payment date; or (iv) any “Event of Default” shall have occurred and be continuing under the Existing Loan.

6. Representations and Warranties of the Company

The Company hereby represents and warrants to the Lender as follows:

(a) Organization and Standing. The Company is duly organized and existing under the laws of the Bahamas and is in good standing under such laws. The Company has the requisite power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

(b) Corporate Power. Each of the Company and the Guarantor have all requisite corporate power to execute and deliver the Loan Documents and to carry out and perform their obligations under the terms of the Loan Documents. The Company has all requisite corporate power to sell and issue this Note. Each of the Loan Documents constitutes a valid and legally binding obligation of the Company and the Guarantor, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles of law.

(c) No Conflicts. Neither the Company, the Guarantor nor any of their Subsidiaries is in violation of or default on any term of its certificate of incorporation or bylaws, or other charter documents, as each is in effect as of the date hereof (collectively, the “Charter Documents”), or any provision of any material mortgage, indenture, contract, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company, the Guarantor or such Subsidiary is a party or by which it is bound or of any material provision of any Law applicable to the Company, the Guarantor or any such Subsidiary. Each of (A) the execution, delivery and performance by the Company and the Guarantor of the Loan Documents, (B) the compliance herewith and therewith, (C) the issuance by the Company of this Note, and (D) the consummation of the transactions contemplated hereby, in the case of each of the foregoing clauses (A) through (D), will not result in any violation of or result in a breach of any of the terms of, or constitute a default under, (i) any provision of any material Law applicable to the Company, the Guarantor or any of its Subsidiaries, (ii) the Charter Documents, or (iii) any provision of any material mortgage, indenture, contract, agreement, instrument, or other restriction to which the Company, the Guarantor or any of their Subsidiaries is a party or by which they are bound.

(d) Litigation. There are no actions, suits, investigations or proceedings pending or actually known to be threatened in writing against or to the knowledge of the Company affecting the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Agency which if adversely determined would reasonably be expected to have a Material Adverse Effect.

(e) Compliance With Laws. The Company and each of its Subsidiaries has conducted and continues to conduct its business in all material respects in accordance with all Laws and Orders applicable to the Company and each of its Subsidiaries or any of their respective properties or assets, and neither the Company nor any of its Subsidiaries is in violation of any such Law or Order in any material respect.

(f) Conduct of Business; Absence of Undisclosed Liabilities. The Company and its Subsidiaries (excluding Oceanica and its Subsidiaries): (x) conduct no business other than holding equity interests in Oceanica, and (y) have no liabilities or obligations, contingent or otherwise, other than (i) liabilities set forth on Schedule 7(a), (ii) obligations under contracts and commitments incurred in the ordinary course of business, not required by GAAP to be set forth on a consolidated Balance Sheet, (iii) immaterial fees, costs, and expenses associated with the maintenance of the existence of such Persons, and (iv) liabilities under the Loan Documents.

(g) No Encumbrances. The Company and each of its Subsidiaries (other than Oceanica and its Subsidiaries) have good and valid title to its properties and assets, free and clear of any Encumbrance, except for Permitted Encumbrances.

(h) Tax Returns and Taxes. All federal, state and other taxes, assessments and other governmental charges upon the Company, any of its Subsidiaries or any of their respective properties which are due and payable or claimed to be due have been paid to federal, state or local taxing authorities (including, without limitation, taxes on properties, franchises, licenses, sales and payrolls), other than any such tax, assessment or charge that is subject to an ongoing bona fide dispute. All charges, accruals and reserves for taxes reflected in the Balance Sheet are adequate to cover the tax liabilities of the Company and its Subsidiaries as of the date(s) thereof. There are no tax liens upon any of the properties of the Company or any of its Subsidiaries. There are no pending tax examinations nor have any tax claims been asserted by any taxing authority against the Company or any of its Subsidiaries, nor is there any basis for any such claim.

(i) Compliance with OFAC Rules and Regulations. Neither the Company nor any of its Subsidiaries is (i) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act, (ii) in violation of the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) regulations, or (iii) a “Sanctioned Person” or a “Sanctioned Entity” as defined in applicable OFAC regulations.

(j) Use of Proceeds; Solvency. The Company hereby agrees that the money loaned to the Company hereunder shall be used in compliance with applicable Law. After giving effect to the loan provided for in this Note and the intended use of proceeds, the Company will be “solvent” within the meaning of the Bankruptcy Code.

7. Additional Covenants.

(a) Debt. Neither the Company nor any of its Subsidiaries shall incur, assume or suffer to exist any Debt other than (i) Debt existing on the date hereof and set forth on Schedule 7(a), (ii) Debt under this Note, and (iii) other debt owed to the Lender or Minosa.

(b) Transactions Outside of the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries shall (i) permit or suffer any merger, reorganization, change in senior management or other similar transaction, (ii) make or agree to make any asset sale or disposition, (iii) acquire all or any portion of the equity interests or Debt of any Person, (iv) make any advance or loan to any Person (other than an advance to Guarantor), (v) acquire any portion of the assets of any Person, and (vi) in the case of the Company and its Subsidiaries (other than Oceanica and its Subsidiaries) conduct any business other than holding equity interests in Oceanica and performing their obligations under the contracts listed on Schedule 7(a) and under the Loan Documents.

(c) Encumbrances. Except for Encumbrances created in accordance with the Debt existing on the date hereof and set forth on Schedule 7(a), neither the Company nor any of its Subsidiaries shall permit or suffer to exist any Encumbrance on any of its properties other than Permitted Encumbrances.

(d) Restricted Payments.

(i) The Company shall not declare or pay any distribution or make any other payment on account of its equity interests, purchase, redeem, or otherwise acquire or retire for value any of its equity interests; and

(ii) neither the Company nor any of its Subsidiaries shall make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Subsidiaries) any other Debt, other than scheduled payments of principal and interest on the Debt listed on Schedule 7(a).

(e) Notice Requirements. The Company shall notify the Lender in writing, promptly after any officer of the Company obtains actual knowledge thereof and with full details, of:

(i) any contingent liability(ies) involving liability in excess of $100,000 with respect to the Company (a “Material Amount”), which is not covered by insurance;

(ii) any litigation or arbitration or other proceeding pending or commenced before any Governmental Agency relating to the Company, Oceanica or any of their respective Subsidiaries;

(iii) the acceleration of the maturity of any Debt of the Company or any of its Subsidiaries (whether or not disputed);

(iv) the occurrence of a default under any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries;

(v) any Encumbrance asserted, and any attachment, levy, execution or other legal process levied against the Collateral or any other material property of the Company or any of its Subsidiaries; and

(vi) any change in (i) the legal name of the Company or any of its Subsidiaries, (ii) the address of the chief executive office of the Company or any of its Subsidiaries, (iii) the jurisdiction of formation of the Company or any of its Subsidiaries, or (iv) the location of any Collateral or the records of the Company or any of its Subsidiaries with respect to accounts.

(f) Payment of Taxes and Claims. The Company and each of its Subsidiaries shall pay each tax or other assessment or governmental charge or levy imposed upon the Company or any of its Subsidiaries or their respective property prior to the time when any material penalties or interest (except interest during extensions of time for filing of tax returns) accrue with respect thereto, as well as any lawful claim for labor, materials or supplies which if unpaid might become a lien or charge upon the properties of the Company or any of its Subsidiaries or any part thereof.

(g) Compliance With Law. The Company and each of its Subsidiaries shall comply in all material respects with the requirements of all present and future applicable Laws

(h) Access to Records. The Lender shall, upon reasonable notice to the Company and at reasonable times, be provided with access to all tax, financial and other books and records of, and senior officers of, the Company and each of its Subsidiaries.

8. Guaranty.

(a) For value received, the Guarantor hereby unconditionally and irrevocably guarantees to the Lender all Obligations. The Lender may bring a separate action against the Guarantor for any accrued but unpaid Obligations without making any demand upon the Company, and without separately proceeding against the Company, and without pursuing any other remedy.

(b) The Lender shall have the right, without notice to the Guarantor, to: (i) renew, extend, accelerate, waive, compromise, release, restructure and otherwise modify, or refuse to modify, the Obligations, the liability of any Person therefor as principal, guarantor, surety or otherwise, and/or any security therefor; and (ii) pursue or not pursue, or make elections among, the Lender’s remedies against any such Persons, even if any rights that the Guarantor may have, including subrogation, reimbursement, indemnity, contribution and/or participation in security, are impaired or extinguished. The Guarantor waives any right or defense that might arise by reason of the Lender’s exercise of any such rights.

(c) The Guarantor’s liability shall not be affected by any circumstance constituting legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations. The Guarantor hereby waives, and agrees not to exercise, any rights it may have arising from or based on: (i) any right to require the Lender to proceed against the Company or any other guarantor or other person, or to pursue any other remedy whatsoever; (ii) any defense based upon any legal disability of, any discharge or limitation of the liability of, any restraint or stay applicable to actions against, or the lack of authority or termination of existence of, the Company or any guarantor or other Person; (iii) any right of setoff, recoupment or counterclaim; (iv) presentment, protest, notice of acceptance, notice of protest, notice of dishonor and notice of any action or inaction; (v) any defense based upon negligence of the Lender, including any failure to file a claim in any bankruptcy; (vi) all rights of subrogation, reimbursement, indemnity and/or contribution, and all rights to enforce any remedy that the Lender may have against the Company or another Person; and (vii) any defense related to any change in the Person(s) primarily liable for the Obligations, whether by reason of a change in the structure of the Company, assumption of the Obligations by another Person, or otherwise. The Guarantor will not institute, and will cause its affiliates not to institute, any Proceedings asserting that the guaranty contained in this Section 8 or any term or condition set forth herein is illegal, invalid or unenforceable in accordance with its terms.

(d) The Guarantor’s liability shall continue in effect notwithstanding payment or performance by the Company such that, if any such payment or performance is avoided or recovered from or returned by the Lender in connection with the bankruptcy, insolvency or reorganization of the Company or otherwise, the Guarantor shall remain liable as though such payment or performance had not occurred. The Lender may elect in its sole discretion whether to contest a demand or claim that payment or performance should be avoided, recovered or returned.

(e) The Guarantor’s obligations under this Section 8 shall not be altered, limited, stayed or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of the Company, or by any defense the Company may have to the Obligations by reason of any order, decree, or decision of any court or administrative body resulting from any such proceeding. Any stay of enforcement or stay of acceleration of the time for payment of any of the Obligations as against the Company or any other Person, in bankruptcy or otherwise, shall not affect the Guarantor’s liability under this Note or the time for performance by the Guarantor hereunder.

9. Assignment. The rights and obligations of the Company and the Holder of this Note will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties. Notwithstanding the foregoing, the Company may not assign, pledge or otherwise transfer this Note without the prior written consent of the Holder.

10. Waivers. Other than as set forth herein, the Company hereby irrevocably waives notice of intent to demand, presentment for payment, notice of nonpayment, protest, notice of set off, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices in connection with the delivery, acceptance, collection and/or enforcement of this Note.

11. Waiver and Amendment. No provision of this outstanding Note shall be waived or modified without the written consent of the Company and the Holder.

12. Exculpation. Notwithstanding anything to the contrary contained in this Note, neither Lender nor any present or future shareholder, director, officer or partner of Lender or of any entity which is now or hereafter a shareholder, director, officer or partner of Lender, shall have any personal liability, directly or indirectly, under or in connection with this Note or any agreement made or entered into under or in connection with the provisions of this Note, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the Company hereby forever and irrevocably waives and releases any and all such personal liability. The limitation of liability provided in this paragraph is in addition to, and not in limitation of, any limitation on liability applicable to Lender provided by law or by any other contract, agreement or instrument.

13. Lost Documents. Upon receipt by the Company of evidence and indemnity satisfactory to it of the loss, theft, destruction or mutilation of, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver in lieu of this Note a new note of the same series and of like tenor and unpaid principal amount and dated as of the date to which interest, if any, has been paid on the unpaid principal amount of this Note.

14. Severability. If any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Note, and such court will replace such illegal, void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Note shall be enforceable in accordance with its terms.

15. Counterparts. This Note may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

16. Costs. If, and as often as, this Note is referred to an attorney for the collection of any sum payable hereunder, or to defend or enforce any of Lender’s rights hereunder, or to commence an action, cross-claim, third-party claim or counterclaim by Lender against the Company relating to this Note, the Company agrees to pay to Lender all reasonable out-of-pocket third-party costs incurred in connection therewith including reasonable and documented attorneys’ fees (including such fees incurred in appellate, bankruptcy or insolvency proceedings), with or without the institution of any action or proceeding, and in addition all documented costs, disbursements and allowances provided by law.

17. Sole and Absolute Discretion. Any option, consent, approval, discretion or similar right of Lender set forth in this Note may be exercised by Lender in its sole discretion, unless the provisions of this Note or the other Loan Documents specifically require such option, consent, approval, discretion or similar right to be exercised in Lender’s reasonable discretion.

18. Loan Documents. The parties hereto are entitled to all of the benefits, and subject to all of the limitations, provided in the Loan Documents, which are hereby incorporated herein by reference as though set forth herein in their entirety.

19. Marshaling. Lender shall not be required to marshal any present or future security for the Obligations, or to resort to such security or guarantees in any particular order. To the extent that it lawfully may, the Company hereby agrees that it will not invoke any law that might cause delay in or impede the enforcement of the rights of Lender under this Note or under any other instrument evidencing any of the Obligations or pursuant to which any of the Obligations were issued or by which any of the Obligations are secured or guaranteed, and to the fullest extent it lawfully may, the Company irrevocably waives the benefits of all such laws.

20. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc.

(a) Governing Law. This Note, and all claims arising out of or relating to it, shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

(b) SUBMISSION TO JURISDICTION/SERVICE OF PROCESS. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE, THE SUBJECT MATTER HEREOF, ANY OTHER LOAN DOCUMENT AND THE SUBJECT MATTER THEREOF. THE COMPANY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS NOTE, THE SUBJECT MATTER HEREOF, THE OTHER LOAN DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY A LENDER IN STATE COURT TO FEDERAL COURT, OR TO REMAND AN ACTION INSTITUTED IN FEDERAL COURT TO STATE COURT AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. THE COMPANY AGREES THAT ITS SUBMISSION TO JURISDICTION IS MADE FOR THE EXPRESS BENEFIT OF LENDER. FINAL JUDGMENT AGAINST THE COMPANY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE COMPANY THEREIN DESCRIBED, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION.

(c) WAIVER WITH RESPECT TO DAMAGES. THE COMPANY ACKNOWLEDGES THAT LENDER DOES NOT HAVE ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, THE COMPANY ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR THE OTHER LOAN DOCUMENTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY SHALL NOT ASSERT, AND THE COMPANY HEREBY WAIVES, ANY CLAIMS AGAINST LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS NOTE, ANY OTHER LOAN DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d) WAIVER OF JURY TRIAL. THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT THE COMPANY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE LENDER. THE COMPANY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE LENDER TO DISBURSE THE MONEY EVIDENCED BY THIS NOTE AND TO ENTER INTO THE OTHER LOAN DOCUMENTS.

21. Release. In consideration of, among other things, Lender’s execution and delivery of this Note, concurrently with the advancement of any Loan by Lender, the Company, the Company’s equityholders and residual claimants and the Guarantor, on behalf of itself and the respective successors and assigns of each (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against the Releasees (defined below) and hereby forever waives, releases and discharges each Releasee from, any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential and punitive damages, demands, agreements, bonds, bills, specialties, covenants, controversies, torts, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether arising at law or in equity, against Lender in any capacity and its shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors, auditors, affiliates, consultants and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts whether or not now known, existing on or before the date of the most recent advance of Loans hereunder, that relate to, arise out of or otherwise are in connection with this Note or any transactions contemplated hereby or any acts or omissions in connection therewith or the negotiation thereof, provided, however, that the foregoing shall not release Lender from the express obligations under this Note. The provisions of this Section 21 shall survive the repayment of this Note.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the day and year as first written above.

ODYSSEY MARINE ENTERPRISES, LTD.

By:	/s/ Mark D. Gordon
Name:	Mark D. Gordon
Title:	Vice President and Director

Address:	c/o Odyssey Marine Exploration, Inc. 5215 W. Laurel St., Suite 210 Tampa, FL 33607

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
Name:	Mark D. Gordon
Title:	President and Chief Executive Officer

Address:	5215 W. Laurel St., Suite 210 Tampa, FL 33607

ACCEPTED AND AGREED TO:

EPSILON ACQUISITIONS LLC

By:	/s/ Alonso Ancira
Name:	Alonso Ancira
Title:	Managing Member

Address:	c/o Altos Hornos de Mexico S.A.B. de C.V. Campos Eliseos No. 29 11580 Mexico D.F. Mexico

[Signature Page to Second A&R Convertible Promissory Note]

EXHIBIT A

LOANS AND PAYMENTS OF PRINCIPAL

Date	Loan No.	Amount of Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation Made By
March 31, 2016	1	$1,500,000	$1,500,000	$0
March 31, 2016	2 (expenses)	$50,000	$50,000	$0
April 29, 2016	3	$1,500,000	$1,500,000	$0
October 5, 2016	4	$1,000,000	$0	$1,000,000

Schedule 7(a)

Existing Debt

1.	Promissory Note, dated as of March 11, 2015, by and among Minera del Norte S.A de C.V., Odyssey Marine Enterprises, Ltd. and Odyssey Marine Exploration, Inc.

2.	Pledge Agreement, dated as of March 11, 2015, by and among Minera del Norte S.A de C.V., Odyssey Marine Enterprises, Ltd. and Oceanica Resources S. de R.L.

3.	Convertible Promissory Note, dated as of April 15, 2016, by and between Odyssey Marine Exploration, Inc. and Monaco Financial LLC.

4.	Loan and Security Agreement, dated as of April 15, 2016, by and between Odyssey Marine Exploration, Inc. and Monaco Financial LLC.